Exhibit 99.3

Ferguson Publishes FY2022 ESG Report, Annual Report

and Notice of Annual General Meeting

Wokingham, England—October 27, 2022—Ferguson plc (NYSE: FERG; LSE: FERG) (the “Company” or “Ferguson”) today published its fiscal year (“FY”) 2022 Environmental, Social and Governance Report (the “FY2022 ESG Report”); FY2022 Annual Report; and FY2022 Notice of Annual General Meeting and Governance Disclosures (the “FY2022 Notice”). Each document is available on the Company’s website at www.fergusonplc.com.

FY2022 ESG Report

Ferguson’s FY2022 ESG Report, titled “Building influence. Delivering impact” communicates the Company’s ongoing commitment to responsible conduct and sustainable business practices.

Key highlights include:

•

Ferguson’s combined Scope 1 and 2 carbon emissions per million USD revenue decreased by 30.7% compared to 2019/2020 baseline, a 17% year-over-year reduction. This decrease partially benefited from the Company’s ability to manage and pass along product price inflation in revenue.

•	The Company announced two fleet electrification pilot programs for medium- and heavy-duty trucks to help lower carbon emissions in its fleet.

•

Ferguson generated more than $3 billion in revenue from sustainable products, a 20% increase from FY2021. Sustainable products are defined as those that carry third-party certification such as Energy Star, WaterSense or Forest Stewardship Council.

•	The Company launched a New Hire Health and Safety 30-60-90 Onboarding Training Program for new associates in distribution centers, branches and headquarter locations.

•	Ferguson created an Environmental Leadership Council to influence the direction of its environmental product strategy, while providing direct access to customer insights and market trends.

•	The Company’s executive compensation framework will incorporate ESG considerations that align with the Company’s sustainability commitments beginning in FY2023.

“As detailed in the FY2022 ESG Report, we continue to make progress against our environmental, social and governance priorities,” said Ferguson CEO Kevin Murphy. “We have a great opportunity ahead to help transform the Company in which we work, the industries in which we operate and the world in which we live.”

FY2022 Annual Report

Ferguson’s FY2022 Annual Report, titled “Together We Build Better,” contains its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Annual Report provides an overview of how Ferguson helped make its customers’ complex projects simple, successful and sustainable in FY2022.

FY2022 Notice of Annual General Meeting and Governance Disclosures

Ferguson’s FY2022 Notice will be distributed to shareholders together with the FY2022 Annual Report and a form of proxy for the Annual General Meeting (“AGM”). The AGM will take place at 3 p.m. GMT (10:00 a.m. ET) on Wednesday, November 30, 2022 at the offices of Freshfields Bruckhaus Deringer, 100 Bishopsgate, London, EC2P 2SR, United Kingdom.

Copies of the FY2022 Notice, FY2022 Annual Report and form of proxy for the AGM have been submitted to the National Storage Mechanism and will be made available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

If approved at the AGM, the Company will pay a final dividend of $1.91 per share to shareholders on the register as of October 28, 2022 (the “Dividend”).

The expected timetable for the Dividend and AGM is set out below:

DIVIDEND TIMETABLE	2022
Ordinary Shares marked ex-entitlement to the Dividend	Oct. 27
Record date for entitlement to the Dividend	Oct. 28 (8:00pm ET)
Latest time and date to submit pound sterling elections for the Dividend	Nov. 11
Pound sterling Dividend value announced	Nov. 21
Payment of the Dividend to shareholders	Dec. 8

AGM TIMETABLE	2022
Record date for DTC beneficial owners to be eligible to vote	Nov. 16
Latest time and date for receipt of Proxy Forms (U.K. DI Holders)	Nov. 24 (3:00pm GMT)
Record date for U.K. DI Holders to be eligible to vote	Nov. 24 (6:00pm GMT)
Latest time and date for receipt of Proxy Forms (registered shareholders)	Nov. 28 (3:00pm GMT)
Record date for registered shareholders to attend and vote at the AGM	Nov. 28 (8:00pm ET)
Annual General Meeting	Nov. 30 (3:00pm GMT)

If any of the above times and/or dates change, the revised times and/or dates will be notified by an announcement to a Regulatory Information Service. All definitions used in the FY2022 Notice have the same meaning when used in this announcement.

About Ferguson

Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.fergusonplc.com or follow us on LinkedIn https://www.linkedin.com/company/ferguson-enterprises.

For further information please contact:

Investor Inquiries	Media Inquiries
Brian Lantz Vice President, IR and Communications Ferguson +1 224 285 2410 Brian.lantz@ferguson.com	John Pappas Director, Financial Communications Ferguson +1 484 790 2727 John.pappas@ferguson.com

Pete Kennedy Director, Investor Relations Ferguson +1 757 603 0111 Peter.kennedy@ferguson.com	Jonathan Doorley Partner Brunswick +1 212 333 3810 jdoorley@brunswick.com

Rebecca Kral Director Brunswick +1 917 818 9002 Rkral@brunswick.com

Cautionary note on forward-looking statements

Certain information in this announcement is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and speak only as of the date on which they are made. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “continue,” or other variations or comparable terminology. Many factors could cause actual results or our plans to differ materially from those in such forward-looking statements, including, but not limited to: the risk that the initiatives and priorities described in this announcement may be delayed, cancelled, suspended or terminated; risks relating to the approval and payment of the Dividend; weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including any macroeconomic or other consequences of the current conflict in Ukraine; the costs and risk exposure relating to environmental, social and governance matters; adverse impacts caused by the COVID-19 pandemic (or related variants); and other risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 27, 2022, under the heading “Risk Factors,” and in other filings we make with the SEC in the future. Forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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